Exhibit 99.1

USE OF CERTAIN TERMS

Except as otherwise indicated or unless the context otherwise requires, the information included in this offering memorandum about Mallinckrodt (as defined below) assumes the completion of all of the transactions referred to in this offering memorandum in connection with the Therakos Acquisition (as defined below). As used in this offering memorandum, except where otherwise specified or unless the context otherwise requires:

•	the “Issuer” refers to Mallinckrodt International Finance S.A., a Luxembourg public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg trade and companies register under number B.172.865 and an indirect wholly owned subsidiary of Mallinckrodt plc;

•	the “U.S. Co-Issuer” refers to Mallinckrodt CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer;

•	the “Issuers” refers to the Issuer and the U.S. Co-Issuer, collectively;

•	“we,” “us,” and “our” refer to the Issuer and its direct and indirect subsidiaries;

•	“Mallinckrodt plc” and “Parent” refer to Mallinckrodt plc, an Irish public limited company, excluding its subsidiaries;

•	“Mallinckrodt Pharmaceuticals,” “Mallinckrodt,” “our company” and “the company,” except as otherwise indicated, refer to Mallinckrodt plc, an Irish public limited company, and its subsidiaries;

•	“Cadence” refers to Cadence Pharmaceuticals, Inc., which entity changed its name to Mallinckrodt Hospital Products Inc. as of March 27, 2015;

•	“Questcor” refers to Questcor Pharmaceuticals, Inc., which entity changed its name to Mallinckrodt ARD Inc. as of July 27, 2015;

•	“CMDS Divestiture” refers to Mallinckrodt’s pending sale of its global contrast media and delivery systems business and its urology imaging systems business to Guerbet S.A. for approximately $270 million in cash pursuant to the Stock Purchase Agreement, dated as of July 27, 2015, by and among Mallinckrodt Group S.à r.l., Mallinckrodt U.S. Holdings Inc., Mallinckrodt Netherlands Holdings B.V., Mallinckrodt Finance GmbH, Ludlow Corporation, Mallinckrodt Holdings GmbH, Mallinckrodt International Finance S.A. and Guerbet S.A.;

•	“Ikaria” refers to Ikaria, Inc., which was indirectly acquired by Mallinckrodt on April 15, 2015 via the acquisition of Compound Holdings II, Inc., the sole stockholder of Ikaria (“Ikaria Parent”), by Mallinckrodt Enterprises LLC;

•	“initial purchasers” refers to the firms listed as such in the section entitled “Plan of Distribution”;

•	the “Therakos Purchase Agreement” refers to the Stock Purchase Agreement, dated as of August 9, 2015, by and among Mallinckrodt plc, Mallinckrodt Enterprises, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Mallinckrodt plc (“Purchaser”), TGG Medical Holdings, LLC, a Delaware limited liability company (“Seller”), and TGG Medical Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Seller (“Target”);

•	“Therakos” refers to Therakos, Inc., a Florida corporation and a wholly owned subsidiary of Target;

•	the “Therakos Acquisition” or the “acquisition of Therakos” refers to the proposed acquisition of Target by Purchaser pursuant to the Therakos Purchase Agreement; and

•	the “Transactions” refers to the Therakos Acquisition and the consummation of this offering.

Except as otherwise indicated, references in this offering memorandum to Mallinckrodt’s fiscal 2014, fiscal 2013, fiscal 2012, fiscal 2011 and fiscal 2010 are to Mallinckrodt’s fiscal years ended September 26, 2014, September 27, 2013, September 28, 2012, September 30, 2011 and September 24, 2010, respectively. Except as otherwise indicated, all references to “dollars” or “$” in this offering memorandum are references to U.S. dollars.

Transaction Rationale

We believe that the Therakos Acquisition should result in significant strategic benefits to Mallinckrodt and the combined company. These benefits include the following:

•	With this transaction, Mallinckrodt further broadens its Specialty Brands portfolio and diversifies its hospital offerings with an innovative, durable, high-value, high-margin drug-device system already used in hospitals and major medical centers in more than 25 countries around the world.

•	Therakos Photopheresis platforms, including the latest generation CELLEX System, are expected to significantly enhance and broaden Mallinckrodt’s footprint in hospitals—further extending Mallinckrodt’s presence from multimodal surgical pain management and critical care respiratory therapies in neonatal intensive care units to include innovative therapies that harness the patient’s own immune systems to fight disease and improve health.

•	Approved and marketed as an outpatient therapy delivered through an integrated drug-device combination, the CELLEX System will benefit from Mallinckrodt’s larger hospital presence, regulatory expertise, long experience in complex drug and device manufacturing, and support of similar medication-technology-service offerings such as INOMAX.

•	The Therakos commercial team will be integrated into Mallinckrodt’s current critical care organization within its Hospital Specialty Brands business. Mallinckrodt expects to augment sales of Therakos products with its skilled customer experience teams, which include sales, marketing, training and clinician support.

Summary Combined EBITDA and Adjusted EBITDA

The following tables set forth EBITDA and Adjusted EBITDA and other selected financial data of Mallinckrodt (including separate data for the businesses comprising the pending CMDS Divestiture), Questcor, Ikaria and Therakos. Mallinckrodt management believes that presenting these measures may provide useful information about Mallinckrodt’s, Questcor’s, Ikaria’s and Therakos’ performance by excluding items that are not indicative of their respective core operating performances.

The impacts to Adjusted EBITDA of the Therakos Acquisition and the CMDS Divestiture, while not deemed to be significant, are presented to demonstrate their level of significance, or lack thereof, relative to the trailing twelve months Adjusted EBITDA of Mallinckrodt, including the impact of previous acquisitions completed by Mallinckrodt within the last twelve months.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used herein may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Questcor, Ikaria and Therakos calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Questcor, Ikaria and Therakos may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past or with similarly titled measures used by other companies. The data provided below should be read in conjunction with the information incorporated by reference into or included within this offering memorandum. The data provided below were based on (i) the historical consolidated financial statements and related notes of each of Mallinckrodt, Questcor and Ikaria for the applicable periods, which are incorporated herein by reference (except as otherwise provided below), and (ii) the historical financial statements and related notes of Target and Therakos and the carve-out financial statements of the businesses comprising the CMDS Divestiture, which are not included in this offering memorandum.

The following tables set forth EBITDA and Adjusted EBITDA, and the reconciliations to net income, for each of (i) Mallinckrodt for the twelve months ended June 26, 2015 (“Mallinckrodt LTM”); (ii) Questcor for the period beginning on July 1, 2014 and ending August 14, 2014, the last day prior to the acquisition of Questcor by Mallinckrodt (the “Questcor Period”); (iii) Ikaria for the period beginning on July 1, 2014 and ending April 15, 2015, the last day prior to the acquisition of Ikaria by Mallinckrodt (the “Ikaria Period”); (iv) the businesses comprising the CMDS Divestiture for the fiscal year ended September 26, 2014 (“CMDS Carve-out”); and (v) Therakos for the twelve months ended June 30, 2015 (“Therakos LTM”). A column combining (i), (ii) and (iii) is also presented, followed by an additional aggregated figure for illustrative purposes subtracting (iv) and adding (v) to present a Summary Combined Adjusted EBITDA.

The combined financial data presented below is not pro forma data and does not give effect to any adjustments as a result of (i) the pending Therakos Acquisition, (ii) the acquisition of Questcor by Mallinckrodt, (iii) the acquisition of Ikaria by Mallinckrodt, (iv) the related financings to fund the foregoing transactions, (v) the CMDS Divestiture and (vi) the related tax effects from the foregoing transactions.

Mallinckrodt LTM has been derived by adding the relevant line item from Mallinckrodt’s unaudited condensed consolidated statement of income for the nine months ended June 26, 2015 to the same item from Mallinckrodt’s condensed consolidated and combined statement of income for the fiscal year ended September 26, 2014 and subtracting the same item from Mallinckrodt’s condensed consolidated and combined statement of income for the nine months ended June 27, 2014, each of which is incorporated by reference into this offering memorandum.

The CMDS Carve-out has been derived from the carve-out financial statements of the businesses comprising the CMDS Divestiture for the fiscal year ended September 26, 2014, which are not included in this offering memorandum.

The Questcor Period has been derived from Questcor’s unaudited condensed consolidated statement of income for the period July 1, 2014 to August 14, 2014, which is not included in this offering memorandum.

The Ikaria Period has been derived by adding the relevant line item from Ikaria’s unaudited statement of income for the period from January 1, 2015 to April 15, 2015, which is not included in this offering memorandum, to the same item from Ikaria’s audited statement of income for the twelve months ended December 31, 2014, which is incorporated by reference into this offering memorandum, and subtracting the same item from Ikaria’s unaudited statement of income for the six months ended June 30, 2014, which is not included in this offering memorandum.

Therakos LTM has been derived by adding the relevant line item from Therakos’ unaudited statement of income for the six months ended June 30, 2015 to the same item from Therakos’ audited statement of income for the year ended December 31, 2014 and subtracting the same item from Therakos’ unaudited statement of income for the six months ended June 30, 2014, none of which is included in this offering memorandum.

The financial statements included in this offering memorandum with respect to the Issuers are the financial statements of Mallinckrodt plc, the ultimate parent of the Issuers, and not the financial statements of the Issuers themselves. The Issuers cannot assure you that the historical financial information as set forth in this offering memorandum will be indicative of their future financial performance or their ability to meet their obligations, including repayment of the notes. The unaudited condensed consolidating financial statements of Mallinckrodt for the nine months ended June 26, 2015 and as of June 26, 2015 and September 26, 2014, and the unaudited condensed combined financial statements for the nine months ended June 27, 2014, are included in Mallinckrodt’s Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2015.

($ in millions)
Selected Financial Data:
Summary Combined Adjusted EBITDA(1)(a)	$1,642.1
Ratio of adjusted total debt to Summary Combined Adjusted EBITDA(1)(a)(e)	4.0x
Ratio of adjusted total net debt to Summary Combined Adjusted EBITDA(1)(a)(e)	4.0x

(1)	Combined data of Mallinckrodt (for twelve months ended June 26, 2015), Questcor (for the period July 1, 2014 to August 14, 2014), Ikaria (for the period July 1, 2014 to April 15, 2015) and Therakos (for the twelve months ended June 30, 2015), less the Adjusted EBITDA of the businesses comprising Mallinckrodt’s pending CMDS Divestiture (for the fiscal year ended September 26, 2014) and an estimate of certain costs to be retained by Mallinckrodt in connection therewith. For an explanation of the adjustments made to and a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA for each of Mallinckrodt, Questcor, Ikaria, Therakos and the businesses comprising the pending CMDS Divestiture, please see the footnotes to the tables below.

	Twelve Months Ended June 26, 2015	July 1, 2014 to August 14, 2014	July 1, 2014 to April 15, 2015	Twelve Months Ended June 26, 2015
	Mallinckrodt	Questcor	Ikaria	Combined
Net income (loss)	$(102.9)	$24.0	$(95.4)	$(174.3)
Income tax expense (benefit)	(78.9)	12.3	(48.4)	(115.0)
Interest expense (income), net	215.3	(0.5)	62.1	276.9
Depreciation and amortization	598.4	2.7	64.3	665.4

EBITDA(a)	$631.9	$38.5	$(17.4)	$653.0
Gain from discontinued operations, net of taxes	(23.4)	—	—	(23.4)
Other expense (income), net	(10.4)	—	—	(10.4)
Restructuring charges, net	109.1	—	—	109.1
Separation costs	3.0	—	—	3.0
Inventory step-up expenses	54.3	—	199.6	253.9
Acquisition-related expenses	60.6	44.2	16.9	121.7
Non-restructuring impairments	355.6	—	—	355.6
Significant environmental and legal charge	67.5	—	—	67.5
Contingent consideration fair value adjustment	—	1.0	—	1.0
Share-based compensation	101.8	4.4	—	106.2

Adjusted EBITDA(a)	$1,350.0	$88.1	$199.1	$1,637.2

Adjusted EBITDA(a)				$1,637.2
Less: Carve-out Adjusted EBITDA of CMDS Divestiture(b)				28.3
Less: Estimated retained costs from CMDS Divestiture(c)				40.0
Plus: Therakos Adjusted EBITDA(d)				73.2

Summary Combined Adjusted EBITDA(a)				$1,642.1

(a)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; acquisition-related costs; share-based compensation; fair value adjustments to contingent consideration; certain environmental charges; immediately expensed upfront milestone payments; non-cash impairment charges; inventory step-up expense; and certain other non-recurring items.

The following table provides a reconciliation from Mallinckrodt plc’s net income (as reported) to EBITDA and Adjusted EBITDA:

Twelve Months Ended June 26, 2015
(in millions)
Net loss	$(102.9)
Income tax benefit	(78.9)
Interest expense, net	215.3
Depreciation and amortization	598.4

EBITDA	$631.9
Gain from discontinued operations, net of taxes(1)	(23.4)
Other expense (income), net(2)	(10.4)
Restructuring charges, net(3)	109.1
Separation costs(4)	3.0
Inventory step-up expenses(5)	54.3
Acquisition-related expenses(6)	60.6
Non-restructuring impairments(7)	355.6
Significant environmental and legal charge(8)	67.5
Share-based compensation(9)	101.8

Adjusted EBITDA	$1,350.0

(1)	Primarily represents the gain attributed to the expiration of a tax indemnification obligation associated with a business that was disposed of in fiscal 1997.
(2)	Represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.
(3)	Represents expenses incurred under restructuring programs designed to improve our cost structure. Our current restructuring program, which was launched during fiscal 2013, is expected to include total expenses of $100.0 to $125.0 million and to be completed by the end of fiscal 2016.
(4)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards, and other transition costs. These costs were completed as of the end of fiscal 2014.
(5)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisitions of each of Cadence, Questcor and Ikaria. The incremental expense represents the difference between fair value and manufactured cost of the inventory.
(6)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 are primarily associated with our acquisitions of Cadence and Questcor, and the amounts incurred during fiscal 2015 are primarily associated with our acquisition of Ikaria.
(7)	Represents goodwill impairment charges associated with the Global Medical Imaging reportable segment, and intangible asset and fixed asset impairment charges primarily related to the CMDS business within the Global Medical Imaging reportable segment.
(8)	This adjustment primarily consists of the following items:

•	During the three months ended September 26, 2014, Mallinckrodt recorded $15.0 million in legal settlement charges associated with various legal matters.

•	In October 2014, Mallinckrodt entered into a binding term sheet with Glenridge Pharmaceutials LLC (“Glenridge”) regarding past and future royalties associated with Acthar. As a result of entering into this binding term sheet Mallinckrodt recorded a $14.3 million benefit, during the three months ended September 26, 2014, to adjust established reserves.

•	In April 2015, the Lower Passaic Cooperating Parties Group issued its remedial investigation and feasibility study for the entire 17-mile portion of the Lower Passaic River. Based on the issuance of this RI/FS, Mallinckrodt recorded a $13.3 million incremental accrual based on its allocable joint and several remediation liability resulting from this matter.

•	During the three months ended March 27, 2015, Mallinckrodt recorded a $38.0 million accrual related to the settlement of a securities litigation matter involving Questcor.

•	During the three months ended June 26, 2015, Mallinckrodt recorded a $15.5 million accrual related to a settlement agreement with Retrophin related to Synacthen.

(9)	Represents historical share-based compensation, excluding share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards. Includes the stock compensation associated with the modification of Questcor awards to Mallinckrodt equity awards.

The following table provides a reconciliation from Questcor’s net income (as reported) to EBITDA and Adjusted EBITDA:

July 1, 2014 to August 14, 2014
Net income	$24.0
Income tax expense	12.3
Interest expense, net	(0.5)
Depreciation and amortization	2.7

EBITDA	$38.5
Acquisition-related expenses(1)	44.2
Contingent consideration fair value adjustment(2)	1.0
Share-based compensation(3)	4.4

Adjusted EBITDA	$88.1

(1)	Primarily related to transaction costs associated with Mallinckrodt’s acquisition of Questcor.
(2)	Represents the change in fair value of contingent consideration obligations associated with Questcor’s acquisitions of Synacthen Depot from Novartis and its acquisition of BioVectra.
(3)	Represents historical share-based compensation of Questcor employees.

The following table provides a reconciliation from Ikaria’s net loss (as reported) to EBITDA and Adjusted EBITDA:

July 1, 2014 to April 15, 2015
Net loss	$(95.4)
Income tax benefit	(48.4)
Interest expense, net	62.1
Depreciation and amortization	64.3

EBITDA	$(17.4)
Acquisition-related expenses(1)	16.9
Inventory step-up expenses(2)	199.6

Adjusted EBITDA	$199.1

(1)	Primarily related to transaction costs associated with Mallinckrodt’s acquisition of Ikaria.

(2)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisition of Ikaria by Madison Dearborn Partners. The incremental expense represents the difference between fair value and manufactured cost of the inventory.

(b)	Represents the carve-out Adjusted EBITDA of the businesses comprising Mallinckrodt’s pending CMDS Divestiture for the fiscal year ended September 26, 2014. No carve-out financial statements have been prepared for these businesses subsequent to September 26, 2014.

The following table provides a reconciliation from the net loss (as reported) of the businesses comprising the CMDS Divestiture to EBITDA and Adjusted EBITDA:

Fiscal 2014
Net loss	$(221.8)
Income tax benefit	(53.5)
Interest expense, net	0.3
Depreciation and amortization	33.6

EBITDA	$(241.4)
Restructuring charges, net(1)	49.3
Separation costs(2)	0.4
Non-restructuring impairments(3)	217.1
Share-based compensation(4)	2.9

Adjusted EBITDA	$28.3

(1)	Represents expenses incurred under restructuring programs designed to improve our cost structure specific to CMDS.
(2)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards, and other transition costs. These costs were completed as of the end of fiscal 2014.
(3)	Represents goodwill, intangible asset and fixed asset impairment expenses related to the CMDS business unit.
(4)	Represents historical share-based compensation for CMDS, excluding share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards.

(c)	Represents the preliminary estimate of costs to be retained by Mallinckrodt for the fiscal year ended September 26, 2014 relating to the pending CMDS Divestiture. These costs primarily include general allocated and corporate shared costs that have historically been allocated to the businesses comprising the CMDS Divestiture, but which will be retained by Mallinckrodt following the completion of such transaction. These estimates are preliminary and subject to the completion of the discontinued operations calculations and impact of on-going supply agreements.
(d)	Represents Therakos’ Adjusted EBITDA for the twelve months ended June 26, 2015.

The following table provides a reconciliation from Therakos’ net income (as reported) to EBITDA and Adjusted EBITDA:

Twelve Months Ended June 30, 2015
Net income	$2.8
Income tax expense	2.2
Interest expense, net	33.7
Depreciation and amortization	29.8

EBITDA	$68.5
Share-based compensation(1)	1.1
Fees paid to Gores affiliates(2)	3.5
Carve-out expenses(3)	0.1

Adjusted EBITDA	$73.2

(1)	Non-cash share-based compensation costs.
(2)	Represents fees paid to an affiliate for management and advisory services provided to Therakos.
(3)	Costs incurred after the December 27, 2012 carve-out of Therakos from Johnson & Johnson including costs to implement information and accounting systems, employee severance, certain expenses under a transition services agreement with Johnson & Johnson, and other carve-out costs. These costs were substantially completed by June 30, 2014.

(e)	Reflects adjusted total debt and adjusted total net debt as of June 26, 2015 of $6,605.7 million and $6,505.4 million, respectively. Adjusted total debt and adjusted total net debt give effect to the Therakos Acquisition and the financing therefor as described in “Use of Proceeds”. Adjusted total debt and adjusted net debt reflect the $750.0 million increase associated with the notes offered hereby and $500.0 million of borrowings under Mallinckrodt’s revolving credit facility. Adjusted net debt also reflects the use of $125.0 million of Mallinckrodt’s cash and cash equivalents in closing the Therakos Acquisition.

The ratio of adjusted total net debt to Summary Combined Adjusted EBITDA does not reflect the increase in cash and cash equivalents from June 26, 2015 to August 28, 2015 or the expected proceeds of approximately $270 million associated with the CMDS Divestiture. Considering these items, the ratio of adjusted net debt to Summary Combined Adjusted EBITDA would decrease from 4.0x to 3.7x, as presented below:

Adjusted total debt as of June 26, 2015	$6,605.7
Less: adjusted cash and cash equivalents as of June 26, 2015	(100.3)

Adjusted total net debt as of June 26, 2015	6,505.4
Less: increase in cash and cash equivalents from June 26, 2015 to August 28, 2015	(205.3)
Less: assumed proceeds from CMDS Divestiture	(270.0)

Total	$6,030.1
Summary Combined Adjusted EBITDA for the last twelve months ended June 26, 2015	1,642.1
Adjusted net debt to Summary Combined Adjusted EBITDA	3.7x

Summary Historical Financial Data of Mallinckrodt

The following table sets forth selected financial data of Mallinckrodt as of and for the nine months ended June 26, 2015 and June 27, 2014 and the fiscal years ended September 26, 2014, September 27, 2013 and September 28, 2012. The historical consolidated financial data for the twelve months ended June 26, 2015 is derived from both our audited consolidated financial statements and our unaudited consolidated financial statements and the respective notes thereto, which are incorporated by reference into this offering memorandum. This summary financial data reflects the consolidated position of Mallinckrodt plc as an independent, publicly traded company, including its consolidated subsidiaries, for periods on or after its legal separation from Covidien on June 28, 2013. Summary financial data for periods prior to June 28, 2013 reflect the combined historical business and operations of Covidien’s pharmaceuticals business as it was historically managed as part of Covidien.

The condensed consolidated income statement data for the nine months ended June 26, 2015 and June 27, 2014 and the condensed consolidated balance sheet data at June 26, 2015 have been derived from Mallinckrodt’s unaudited condensed consolidated financial statements incorporated by reference into this offering memorandum. The consolidated statement of income data for fiscal 2014, the consolidated and combined statement of income data for fiscal 2013, the combined statement of income data for fiscal 2012, the consolidated balance sheet data as of September 26, 2014 and September 27, 2013 and the combined balance sheet data as of September 28, 2012 were derived from Mallinckrodt’s consolidated and combined financial statements and accompanying notes incorporated by reference into this offering memorandum. This information should be read in conjunction with Mallinckrodt’s consolidated and combined financial statements and accompanying notes incorporated by reference in this offering memorandum. Mallinckrodt’s historical results for periods prior to June 28, 2013 are not necessarily indicative of the results of operations or financial condition that would have been obtained had Mallinckrodt operated as an independent, publicly traded company for the entirety of the periods presented, nor are they necessarily indicative of Mallinckrodt’s future performance as an independent, publicly traded company.

	Fiscal Year			Nine Months Ended		Twelve Months Ended June 26, 2015
(in millions)	2012	2013	2014	June 27, 2014	June 26, 2015
Statement of Income Data:
Net sales	$2,056.2	$2,204.5	$2,540.4	$1,751.1	$2,741.3	$3,530.6
Cost of sales(a)	1,091.4	1,179.6	1,337.3	948.6	1,280.6	1,669.3

Gross profit	964.8	1,024.9	1,203.1	802.5	1,460.7	1,861.3
Selling, general and administrative	551.7	609.9	842.1	561.6	938.7	1,219.2
Research and development expenses(b)	144.1	165.7	166.9	123.1	134.4	178.2
Other operating expenses	33.8	104.5	478.2	45.4	31.4	464.2

Operating income (loss)(c)(d)	235.2	144.8	(284.1)	72.4	356.2	(0.3)
Interest expense	(0.5)	(19.5)	(82.6)	(44.9)	(178.7)	(216.4)
Interest income	0.4	0.3	1.5	1.1	0.7	1.1
Other income (expense), net	1.0	0.8	1.8	(0.9)	7.7	10.4

Income (loss) from continuing operations before income taxes	236.1	126.4	(363.4)	27.7	185.9	(205.2)
Income tax expense (benefit)	94.8	68.6	(44.8)	(6.1)	(40.2)	(78.9)

Income (loss) from continuing operations	141.3	57.8	(318.6)	33.8	226.1	(126.3)
Income (loss) from discontinued operations	(6.7)	1.0	(0.7)	(0.7)	23.4	23.4

Net income (loss)	$134.6	$58.8	$(319.3)	$33.1	$249.5	$(102.9)

	Fiscal Year			Nine Months Ended		Twelve Months Ended June 26, 2015
(in millions)	2012	2013	2014	June 27, 2014	June 26, 2015
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$275.5	$707.8	$327.9	$225.3	$225.3
Accounts receivable, less allowance for doubtful accounts	315.4	400.8	545.6	437.8	624.6	624.6
Property, plant and equipment, net	945.2	997.4	949.2	1,000.0	1,015.5	1,015.5
Total assets	2,898.9	3,556.6	12,864.8	5,423.4	14,879.2	14,879.2
Long-term debt	8.9	918.3	3,951.5	2,201.3	5,333.1	5,333.1
Shareholders’ equity	1,891.9	1,255.6	4,958.0	1,328.4	5,298.1	5,298.1
Other Financial Data:
EBITDA(e)	$360.4	$286.2	$(7.1)	$229.5	$868.5	$631.9
Adjusted EBITDA(e)	413.5	410.0	634.9	377.1	1,092.2	1,350.0
Total capital expenditures	144.2	147.9	127.8	80.1	92.5	140.2

(a)	The nine months ended June 26, 2015 and June 27, 2014 include charges related to the fair value step-up in inventory of $39.2 million and $10.6 million, respectively, related to Mallinckrodt’s acquisitions of Cadence, Questcor and Ikaria. Fiscal 2014 included $25.7 million of similar fair value step-up in inventory charges related to the aforementioned acquisitions. The three months ended September 26, 2014 includes a $14.3 million benefit to adjust established royalty reserves payable to Glenridge.
(b)	Fiscal 2013 includes a $5.0 million charge related to milestone payments related to the acceptance of Mallinckrodt’s Xartemis XR NDA for filing with the FDA, and fiscal 2014 includes a $5.0 million milestone payment related to a pipeline product (MNK-155).
(c)	The nine months ended June 26, 2015 and June 27, 2014 include separation-related costs of zero and $6.6 million, respectively. Fiscal 2014, 2013 and 2012 include separation-related costs of $9.6 million, $74.2 million and $25.5 million, respectively. The nine months ended June 26, 2015 and June 27, 2014 include restructuring charges, net of $34.0 million and $53.5 million, respectively. Fiscal 2014, 2013 and 2012 include restructuring charges, net of $128.6 million, $33.2 million and $11.2 million, respectively. The nine months ended June 26, 2015 includes $30.6 million of transaction costs related to the acquisition of Ikaria, a $13.3 million charge for environmental matters at a site located in New Jersey, $38.0 million in settlement charges related to a Questcor securities litigation matter, and a $15.5 million settlement charge related to an agreement with Retrophin related to Synacthen. The nine months ended June 27, 2014 include $35.1 million of transaction costs related to the acquisitions of Cadence and Questcor, a $23.1 million charge for environmental matters at a site located in New Jersey, and an $11.5 million charge related to settlement, license and supply agreements with Fresenius. Fiscal 2014 includes a $23.1 million charge for environmental matters at a site located in New Jersey, $65.1 million of transaction costs related to the acquisition of Cadence and Questcor, and $11.5 million charge related to the settlement, license and supply agreements with Fresenius and $355.6 million impairment charges related to Global Medical Imaging reportable segment goodwill, and intangible assets and fixed assets within our CMDS business included within the Global Medical Imaging reportable segment. Fiscal 2013 and 2012 included costs related to the build-out of Mallinckrodt’s corporate infrastructure of $70.6 million and $10.7 million, respectively.
(d)	Fiscal 2013 and 2012 include expense allocations from Covidien of $39.6 million and $49.2 million, respectively, which relate to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. Effective with the legal separation from Covidien on June 28, 2013, Mallinckrodt has assumed responsibility for all of these functions and related costs and anticipate Mallinckrodt’s costs as an independent, publicly traded company will be higher than those allocated to Mallinckrodt from Covidien.
(e)

EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable include: discontinued operations; other income, net; separation costs; restructuring charges, net; acquisition-related costs; share-based compensation; fair value adjustments related to contingent consideration; certain environmental charges; immediately expensed upfront milestone payments; non-cash impairment charges; inventory step-up expense; and certain other non-recurring items.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used herein may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Questcor, Ikaria and Therakos calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Questcor, Ikaria and Therakos may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past or with similarly titled measures used by other companies.

These non-GAAP financial measures have been provided because management believes they can be used by potential notes investors to measure operating results. Management believes that presenting these measures may provide useful information about Mallinckrodt’s performance and by excluding items that are not indicative of Mallinckrodt’s core operating performance. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies or notes investors.

The following table provides a reconciliation from Mallinckrodt plc’s net income (loss) (as reported) to EBITDA and Adjusted EBITDA:

	Fiscal Year			Nine Months Ended		Twelve Months Ended June 26, 2015
(in millions)	2012	2013	2014	June 27, 2014	June 26, 2015
Net income (loss)	$134.6	$58.8	$(319.3)	$33.1	$249.5	$(102.9)
Income tax expense (benefit)	94.8	68.6	(44.8)	(6.1)	(40.2)	(78.9)
Interest expense, net	0.1	19.2	81.1	43.8	178.0	215.3
Depreciation and amortization	130.9	139.6	275.9	158.7	481.2	598.4

EBITDA	$360.4	$286.2	$(7.1)	$229.5	$868.5	$631.9
(Gain) loss from discontinued operations, net of taxes(1)	6.7	(1.0)	0.7	0.7	(23.4)	(23.4)
Other expense (income), net(2)	(1.0)	(0.8)	(1.8)	0.9	(7.7)	(10.4)
Restructuring charges, net(3)	11.2	33.2	128.6	53.5	34.0	109.1
Separation costs(4)	25.5	74.2	9.6	6.6	—	3.0
Upfront and milestone payments(5)	—	5.0	5.0	5.0	—	—
Inventory step-up expenses(6)	—	—	25.7	10.6	39.2	54.3
Acquisition-related expenses(7)	—	—	65.1	35.1	30.6	60.6
Non-restructuring impairments(8)	—	—	355.6	—	—	355.6
Significant environmental and legal charge(9)	—	—	35.3	34.6	66.8	67.5
Gain on intellectual property & license(10)	—	—	(11.7)	(11.7)	—	—
Share-based compensation(11)	10.7	13.2	29.9	12.3	84.2	101.8

Adjusted EBITDA	$413.5	$410.0	$634.9	$377.1	$1,092.2	$1,350.0

(1)	Primarily represents the gain attributed to the expiration of a tax indemnification obligation associated with a business that was disposed of in fiscal 1997.
(2)	Represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.

(3)	Represents expenses incurred under restructuring programs designed to improve our cost structure. Our current restructuring program, which was launched during fiscal 2013, is expected to include total expenses of $100.0 to $125.0 million and to be completed by the end of fiscal 2016.
(4)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards, and other transition costs. These costs were completed as of the end of fiscal 2014.
(5)	Represents non-capitalizeable upfront or development milestone-based payments under certain license agreements.
(6)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisitions of each of Cadence, Questcor and Ikaria. The incremental expense represents the difference between fair value and manufactured cost of the inventory.
(7)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 are primarily associated with our acquisitions of Cadence and Questcor, and the amounts incurred during fiscal 2015 are primarily associated with our acquisition of Ikaria.
(8)	Represents goodwill impairment charges associated with the Global Medical Imaging reportable segment, and intangible asset and fixed asset impairment charges primarily related to the CMDS business within the Global Medical Imaging reportable segment.
(9)	These adjustments primarily consist of the following items:

•	During the three months ended June 27, 2014, Mallinckrodt recorded an $11.5 million accrual related to a settlement, license and supply agreement with Fresenius related to Ofirmev.

•	During the three months ended September 26 2014, Mallinckrodt recorded $15.0 million in legal settlement charges associated with various legal matters.

•	In October 2014, Mallinckrodt entered into a binding term sheet with Glenridge regarding past and future royalties associated with Acthar. As a result of entering into this binding term sheet Mallinckrodt recorded a $14.3 million benefit, during the three months ended September 26, 2014, to adjust established reserves during the three months ended September 26, 2014.

•	In April 2014, the EPA issued its revised Focused Feasibility Study associated with the lower 8-mile stretch of the Lower Passaic River Study Area. Based on the issuance of the EPA’s FFS, Mallinckrodt recorded a $23.1 million accrual, during the three months ended March 28, 2014, representing its estimate of its allocable share of the joint and several remediation liability resulting from this matter. In April 2015, the Lower Passaic Cooperating Parties Group issued its remedial investigation and feasibility study for the entire 17-mile portion of the Lower Passaic River. Based on the issuance of this RI/FS, Mallinckrodt recorded an additional $13.3 million accrual, during the three months ended March 27, 2015, based on its allocable joint and several remediation liability resulting from this matter.

•	During the three months ended March 27, 2015, Mallinckrodt recorded a $38.0 million accrual related to the settlement of a securities litigation matter with Questcor.

•	During the three months ended June 26, 2015, Mallinckrodt recorded a $15.5 million accrual related to a settlement agreement with Retrophin related to Synacthen.

(10)	Represents a gain from the settlement of patent disputes with a counterparty relating to certain intellectual property rights for which Mallinckrodt had completed the earnings process.
(11)	Represents historical share-based compensation, excluding share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards. Includes the stock compensation associated with the modification of Questcor equity awards to Mallinckrodt awards.

Summary Historical Financial Data of Therakos

The following selected historical consolidated financial data is derived from Therakos’ audited consolidated financial statements for the years ended December 31, 2014 and 2013 and unaudited financial statements for the six months ended June 30, 2015 and 2014. The information set forth below is only a summary. Historical results are not necessarily indicative of any results to be expected in the future.

	Fiscal Year		Six Months Ended		Twelve Months Ended June 30, 2015
	2013	2014	June 30, 2014	June 30, 2015
(in millions)
Statement of Income Data
Revenues, net	$145.2	$173.7	$79.4	$91.1	$185.4
Cost of Revenues	87.2	72.8	32.4	35.5	75.9

Gross profit	58.0	100.9	47.0	55.6	109.5
Operating expenses:
Research and development	12.7	20.9	11.5	13.3	22.7
Sales and marketing expenses	16.7	16.3	7.3	5.1	14.1
General and administrative	35.5	31.1	12.1	15.0	34.0

Total operating expenses	64.9	68.3	30.9	33.4	70.8
Interest expense, net	29.9	35.0	17.5	16.2	33.7
Income (loss) before income taxes	(36.8)	(2.4)	(1.4)	6.0	5.0
Provision for income taxes	2.5	2.2	*	*	2.2

Net income (loss)	$(39.3)	$(4.6)	$(1.4)	$6.0	$2.8

*	Therakos calculates provision for income taxes as of each calendar year-end, and does not assess or estimate income taxes during interim financial statement periods.

The following table provides a reconciliation from Therakos’ net income (as reported) to EBITDA and Adjusted EBITDA:

	Fiscal Year		Six Months Ended		Twelve Months Ended June 30, 2015
	2013	2014	June 30, 2014	June 30, 2015
(in millions)
Net income (loss)	$(39.3)	$(4.6)	$(1.4)	$6.0	$2.8
Income tax expense (benefit)	2.5	2.2	*	*	2.2
Interest expense, net	29.9	35.0	17.5	16.2	33.7
Depreciation and amortization	27.8	29.8	14.9	14.9	29.8

EBITDA	20.9	62.4	31.0	37.1	68.5
Inventory step-up(1)	24.1	0.2	0.2	—	—
Share-based compensation(2)	0.5	1.1	—	—	1.1
Fees paid to Gores affiliates(3)	3.2	3.3	1.5	1.7	3.5
Carve-out expenses(4)	12.4	2.1	2.0	—	0.1

Adjusted EBITDA	$61.1	$69.1	$34.7	$38.8	$73.2

(1)	Represents fair value step-up of inventory acquired from Johnson & Johnson as part of the acquisition of Therakos by the Gores Group.
(2)	Non-cash share-based compensation costs.
(3)	Represents fees paid to an affiliate for management and advisory services provided to Therakos.

(4)	Costs incurred after the December 27, 2012 carve-out of Therakos from Johnson & Johnson including costs to implement information and accounting systems, employee severance, certain expenses under a transition services agreement with Johnson & Johnson, and other carve-out costs. These costs were substantially completed by June 30, 2014.
*	Therakos calculates provision for income taxes as of each calendar year-end, and does not assess or estimate income taxes during interim financial statement periods.

Summary Historical Financial Data of Businesses Comprising the Pending CMDS Divestiture

The following selected historical consolidated financial data for the businesses comprising Mallinckrodt’s pending CMDS Divestiture is derived from the carve-out financial statements of the businesses comprising the CMDS Divestiture for the fiscal year ended September 26, 2014, which are not included in this offering memorandum. No carve-out financial statements have been prepared for these businesses subsequent to September 26, 2014. The information set forth below is only a summary. Historical results are not necessarily indicative of any results to be expected in the future.

Fiscal Year 2014
(in millions)
Statement of Income Data
Net sales	$494.9
Cost of sales(a)	359.7

Gross profit	135.2
Selling, general and administrative expenses(a)	127.2
Research and development expenses	7.4
Other operating expenses	275.6

Operating loss(b)	(275.0)
Interest expense, net	0.3

Loss before income taxes	(275.3)
Income tax benefit	(53.5)

Net loss	$(221.8)

(a)	These lines collectively include approximately $40 million of general allocated and corporate shared costs. This amount represents the preliminary estimate of costs to be retained by Mallinckrodt for the fiscal year ended September 26, 2014 relating to the pending CMDS Divestiture. These costs primarily include general allocated and corporate shared costs that have historically been allocated to the businesses comprising the CMDS Divestiture, but which will be retained by Mallinckrodt following the completion of such transaction. These estimates are preliminary and subject to the completion of the discontinued operations calculations and impact of on-going supply agreements.
(b)	Includes restructuring charges, net of $49.3 million pertaining to efforts to improve the cost structure of the CMDS business, and non-restructuring impairment charges of $217.1 million related to the impairment of goodwill, intangible assets and fixed assets of the CMDS business.

The following table provides a reconciliation from net loss (as reported) of the businesses comprising the CMDS Divestiture to EBITDA and Adjusted EBITDA:

Fiscal Year 2014
(in millions)
Net loss	$(221.8)
Income tax benefit	(53.5)
Interest expense, net	0.3
Depreciation and amortization	33.6

EBITDA	$(241.4)
Restructuring charges, net(1)	49.3
Separation costs(2)	0.4
Non-restructuring impairments(3)	217.1
Share-based compensation(4)	2.9

Adjusted EBITDA	$28.3

(1)	Represents expenses incurred under restructuring programs designed to improve our cost structure specific to CMDS.
(2)	Separation costs incurred after our June 28, 2013 separation from Covidien include expenses under our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards, and other transition costs. These costs were completed as of fiscal 2014.
(3)	Represents goodwill, intangible asset and fixed asset impairment expenses related to CMDS incurred in fiscal 2014.
(4)	Represents historical share-based compensation for CMDS, excluding share-based compensation costs related to the conversion of Covidien equity awards into Mallinckrodt equity awards.

Risks Related to the Therakos Acquisition

While the Therakos Acquisition is pending, Mallinckrodt and Therakos will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Therakos Acquisition on employees, customers and suppliers may have an adverse effect on Therakos and Mallinckrodt. These uncertainties may impair Mallinckrodt’s and Therakos’ ability to attract, retain and motivate key personnel until the Therakos Acquisition is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Mallinckrodt and Therakos to seek to change existing business relationships with Mallinckrodt and Therakos. Employee retention may be challenging during the pendency of the Therakos Acquisition, as certain Therakos employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of the combined company following the Therakos Acquisition could be seriously harmed. In addition, the Therakos Purchase Agreement restricts Therakos from taking specified actions until the Therakos Acquisition occurs without the consent of Mallinckrodt. These restrictions may prevent Therakos from pursuing attractive business opportunities that may arise prior to the completion of the Therakos Acquisition.

Risks Related to the Business of the Combined Company

Mallinckrodt and Therakos may fail to realize all of the anticipated benefits of the Therakos Acquisition or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of Mallinckrodt and Therakos to realize the anticipated benefits of the Therakos Acquisition will depend, to a large extent, on the combined company’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Mallinckrodt and Therakos will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full-expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures of the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Mallinckrodt or Therakos and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Mallinckrodt and Therakos are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated timeframe, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Mallinckrodt and Therakos. As a result, we cannot assure you that the combination of Mallinckrodt and Therakos will result in the realization of the full benefits anticipated from the transaction.

Combining the businesses of Mallinckrodt and Therakos may be more difficult, costly or time-consuming than expected, which may adversely affect Mallinckrodt’s results and negatively affect the value of the notes following the completion of the Therakos Acquisition.

Mallinckrodt entered into the Therakos Purchase Agreement because it believes that the Therakos Acquisition will be beneficial to it and its shareholders and that combining the businesses of Mallinckrodt and Therakos will produce benefits and cost savings. If Mallinckrodt is not able to successfully combine the businesses of Mallinckrodt and Therakos in an efficient and effective manner, the anticipated benefits and cost savings of the Therakos Acquisition may not be realized fully, or at all, or may take longer to realize than expected, and the value of the notes may be affected adversely.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what Mallinckrodt expects and may take longer to achieve than anticipated. If Mallinckrodt is not able to adequately address integration challenges, it may be unable to successfully integrate Mallinckrodt’s and Therakos’ operations or to realize the anticipated benefits of the integration of the two companies.

Mallinckrodt and Therakos will incur direct and indirect costs as a result of the Therakos Acquisition.

Mallinckrodt and Therakos will incur substantial expenses in connection with completing the Therakos Acquisition, and Mallinckrodt also expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Mallinckrodt and Therakos over a period of time following the completion of the Therakos Acquisition. While Mallinckrodt and Therakos have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Mallinckrodt’s and Therakos’ control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Mallinckrodt and Therakos.

Mallinckrodt expects that, following the completion of the Therakos Acquisition, Mallinckrodt will have significantly less cash on hand than the sum of cash on hand of Mallinckrodt and Therakos prior to the completion of the Therakos Acquisition. This reduced amount of cash could adversely affect Mallinckrodt’s ability to grow.

Mallinckrodt expects to utilize cash on its balance sheet and the proceeds of a $500.0 million draw under its Revolver made on September 8, 2015 to fund a portion of the purchase price and expenses associated with the Therakos Acquisition. In addition, The Gores Group LLC is permitted to cause Therakos to distribute almost all of Therakos’ cash to Target’s current members prior to the consummation of the Therakos Acquisition. This would leave Mallinckrodt with significantly less cash and cash equivalents on hand than the approximately $225.3 million of cash and cash equivalents on hand of Mallinckrodt as of June 26, 2015. Additionally, Mallinckrodt expects that, following completion of the Therakos Acquisition, Mallinckrodt’s Revolver will be fully drawn. Although the management of Mallinckrodt believes that it will have access to cash sufficient to meet Mallinckrodt’s business objectives and capital needs, the lessened availability of cash and cash equivalents following the consummation of the Therakos Acquisition could constrain Mallinckrodt’s ability to grow its business. Mallinckrodt’s financial position following the Therakos Acquisition could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Mallinckrodt does not have adequate capital to maintain or develop its business, additional capital may not be available to Mallinckrodt on a timely basis, on favorable terms, or at all.

Risks Related to the Pending CMDS Divestiture

While the CMDS Divestiture is pending, Mallinckrodt will be subject to business uncertainties that could adversely affect its businesses. The CMDS Divestiture may not be completed within the anticipated timeframe or at all. Following the completion of the CMDS Divestiture, Mallinckrodt will be a less diversified business.

Consistent with Mallinckrodt’s strategy of streamlining its portfolio to focus resources on its Specialty Brands and Specialty Generics businesses, on July 27, 2015, certain subsidiaries of Mallinckrodt entered into an agreement to sell its global CMDS business and its urology imaging systems business to Guerbet S.A. for approximately $270 million in cash. For more information on the CMDS Divestiture, see Mallinckrodt plc’s Current Report on Form 8-K filed with the SEC on July 28, 2015, which is incorporated herein by reference.

Uncertainty about the effect of the pending CMDS Divestiture on employees, customers and suppliers may have an adverse effect on Mallinckrodt. There can be no assurance that the pending CMDS Divestiture will be completed within the anticipated timeframe (by the end of October 2015) or at all. Mallinckrodt has incurred and expects to continue to incur certain transaction costs necessary to complete the sale to Gerbet S.A. Moreover, following the completion of the CMDS Divestiture, Mallinckrodt’s overall business will be less diversified than it was prior to the divestiture, and will rely to a greater extent on the Specialty Brands and Specialty Generics segments.

Risks Related to Therakos’ Business

As used in this Risks Related to Therakos’ Business section, “we,” “us,” “our” and the “Company” refer to Therakos only (and not, for the avoidance of doubt, to Mallinckrodt).

The following risks relate to Therakos’ current business and operations and address Therakos as an independent company. In addition, many of the risks described in Mallinckrodt plc’s SEC filings that are generally applicable to companies in Mallinckrodt’s and Therakos’ industry—such as with respect to the protection of intellectual property, reimbursement by government and other payors, compliance with healthcare and other laws and regulations, and retention of key personnel—also apply to Therakos and its products and will continue to apply following completion of the Therakos Acquisition. See “Where You Can Find More Information.”

We derive substantially all of our revenue from sales of ECP, and our future success will depend on continued growth and acceptance of ECP.

Substantially all of our revenues are derived from sales of ECP. Our prospects depend heavily on the continued successful commercialization of ECP.

We cannot be certain that ECP will continue to be accepted in its current markets and for the treatment of the indications for which it is currently approved and reimbursed. Specifically, the following factors, among others, could affect the level of market acceptance of ECP:

•	a change in perception of the safety and efficacy of ECP, both in an absolute sense and relative to that of competing systems;

•	a negative development in a clinical trial of ECP;

•	the level and effectiveness of our sales and marketing efforts;

•	any unfavorable publicity regarding ECP;

•	the introduction of new competitive systems;

•	the initiation or threat of litigation or governmental inquiries or investigations by federal or state agencies relating to our conduct or to ECP, including unapproved uses of ECP;

•	the price of ECP relative to competing therapeutics or interventions;

•	any changes in government and other third-party payor reimbursement policies and practices;

•	regulatory developments affecting the manufacture, marketing or use of ECP, including changes to the label or changes with respect to the use of ECP for unapproved uses;

•	loss of our ability to obtain materials or products from third parties;

•	loss of key personnel;

•	loss of intellectual property protection for certain patented components of ECP; and

•	inability or delays in completing clinical trials of ECP for new indications.

Any adverse developments with respect to the sale or use of ECP could significantly reduce our revenues and have a material adverse effect on our ability to generate net income and positive cash flow from operations and to achieve our business plan.

We currently market ECP in the U.S. for only one indication. We will not be permitted to market it in the U.S. for any other indication unless we receive FDA approval for any such indication. If we do not receive approval to market ECP in the U.S. for additional indications, our ability to grow revenues and achieve our business plan may be materially adversely affected.

ECP is approved for sale in the U.S. only for the palliative treatment of the skin manifestations of CTCL in persons who have not been responsive to other forms of treatment. In order to market ECP in the U.S. for any other indications, we will need to conduct appropriate clinical trials, obtain positive results from those trials, and obtain regulatory approval for such proposed indications. Obtaining regulatory approval is uncertain, time-consuming and expensive. Even well-conducted studies of effective products will sometimes appear to be negative in either safety or efficacy results. The regulatory review and approval process to obtain marketing approval for a new indication can take many years, often requires multiple clinical trials and requires the expenditure of substantial resources. This process can vary substantially based on the type, complexity, novelty and indication of the product candidate involved. The FDA and other regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that any data submitted is insufficient for approval and require additional studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a new indication. If we do not receive approval to market ECP in the U.S. for additional indications, our ability to grow revenues may be materially adversely affected.

A significant portion of our revenues is derived from unapproved uses of ECP. If we fail to comply or are found to have failed to comply with FDA regulations or other laws and regulations related to the promotion of ECP for unapproved uses, we could be subject (without limitation) to criminal penalties, substantial fines, other sanctions and/or damage awards.

The FDA and other foreign regulatory authorities approve drugs and medical devices for the treatment of specific indications, and products may only be promoted or marketed for the indications for which they have been approved. However, the FDA does not attempt to regulate physicians’ use of approved products, and physicians are free to prescribe most approved products for purposes outside the indication for which they have been approved. This practice is sometimes referred to as “off-label” use. While physicians are free to prescribe approved products for unapproved uses, it is unlawful for drug and device manufacturers to market or promote a product for an unapproved use. ECP is currently approved, and therefore we are permitted to market it, in the U.S. for only one use: the palliative treatment of the skin manifestations of CTCL in persons who have not been responsive to other forms of treatment.

A significant portion of our revenues is derived from unapproved uses of ECP. We have no control over physicians’ use of ECP for unapproved uses, we are not permitted to promote or market it for unapproved uses and we cannot assure you that physicians will continue to prescribe ECP for unapproved uses at the same rate, or at all.

The laws and regulations relating to the promotion of products for unapproved uses are complex and subject to substantial interpretation by the FDA and other government agencies. Promotion of a product for unapproved use is prohibited; however, certain activities that we and others in the pharmaceutical industry engage in are permitted by the FDA. For example, we provide medical information in response to, and otherwise address, unsolicited customer questions regarding, unapproved uses of ECP. We have put in place compliance and training programs designed to ensure that our sales and marketing practices comply with applicable regulations. Notwithstanding these programs, the FDA or other government agencies may allege or find that our current or prior practices constitute prohibited promotion of ECP for unapproved uses. We also cannot be sure that our employees will comply with company policies and applicable regulations regarding the promotion of products for unapproved uses.

Over the past several years, a significant number of pharmaceutical and biotechnology companies have been the target of inquiries and investigations by various federal and state regulatory, investigative, prosecutorial and administrative entities in connection with the promotion of products for unapproved uses and other sales practices, including the Department of Justice and various U.S. Attorneys’ Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. These investigations have alleged violations of various federal and state laws and regulations, including claims asserting antitrust violations, violations of the Food, Drug and Cosmetic Act, the False Claims Act, the Prescription Drug Marketing Act, anti-kickback laws and other alleged violations in connection with the promotion of products for unapproved uses, pricing and Medicare and/or Medicaid reimbursement. Many of these investigations originate as “qui tam” actions under the False Claims Act. Under the False Claims Act, any individual can bring a claim on behalf of the government alleging that a person or entity has presented a false claim, or caused a false claim to be submitted, to the government for payment. The person bringing a qui tam suit is entitled to a share of any recovery or settlement. Qui tam suits, also commonly referred to as “whistleblower suits,” are often brought by current or former employees. In a qui tam suit, the government must decide whether to intervene and prosecute the case. If the government declines to intervene and prosecute the case, the individual may pursue the case alone. Because qui tam suits are filed under seal, it is possible that we are the subject of one or more additional qui tam actions of which we are unaware.

If the FDA or any other governmental agency initiates an enforcement action against us or if we are the subject of a qui tam suit and it is determined that we violated prohibitions relating to the promotion of products for unapproved uses in connection with past or future activities, we could be subject to substantial civil or criminal fines or damage awards and other sanctions such as consent decrees and corporate integrity agreements pursuant to which our activities would be subject to ongoing scrutiny and monitoring to ensure compliance with applicable laws and regulations. Any such fines, awards or other sanctions would have an adverse effect on our revenue, business, financial prospects and reputation.

Any inquiry or investigation into our promotion practices, even if resolved in our favor, would be costly and could divert the attention of our management, damage our reputation and have an adverse effect on our business.

Therakos understands from communications and discussions with attorneys in the Office of the United States Attorney for the Eastern District of Pennsylvania that the U.S. Department of Justice is conducting a civil investigation into allegations made in a sealed whistleblower False Claims Act complaint that primarily relates to allegations of off-label marketing of ECP for a use or uses not approved by the FDA. Johnson & Johnson, the prior owner of the Therakos business, received the first communication related to such investigation in December 2012.

Because of the broad scope and complexity of these laws and regulations, the high degree of prosecutorial resources and attention being devoted to the sales practices of pharmaceutical companies by law enforcement authorities, and the risk of potential exclusion from federal government reimbursement programs, numerous companies have determined that it is highly advisable that they enter into settlement agreements in these matters, particularly those brought by U.S. federal authorities.

Companies that have chosen to settle these alleged violations have typically paid multi-million dollar fines to the government and agreed to abide by consent decrees or corporate integrity agreements.

Any inquiry or investigation into our promotion practices, whether in the U.S. or by a foreign regulatory authority, including the investigation referenced above, even if resolved in our favor, will be costly and could divert the attention of our management, damage our reputation and have an adverse effect on our business.

Our ECP systems are sophisticated electro-mechanical devices comprised of components that may deteriorate over time. If we experience problems with, failure of, or delays in obtaining such components, our ability to provide our customers with ECP would be adversely affected.

Because our ECP systems are sophisticated electro-mechanical devices, the parts which comprise the devices are subject to wear and tear, which may result in decreased function or failure of those parts over time. Although we perform scheduled, preventive maintenance on all of our systems to limit device failures, and additional maintenance as needed whenever a customer reports a device malfunction, components of our devices may fail.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we are subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to grow and ultimately maintain our sales in foreign markets. Our foreign operations and any foreign operations we establish in the future subject us to additional risks and uncertainties, including:

•	our customers’ ability to obtain reimbursement for procedures using our systems in foreign markets;

•	our inability to directly control commercial activities because we are relying on third parties who may not put the same priority on our systems as we would;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•	compliance with applicable anti-corruption laws;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of ECP could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions, changes in tariffs and difficulties in staffing and managing foreign operations.

Other companies may develop competitive products that could negatively affect our sales of ECP.

Our ability to compete successfully depends on our ability to introduce new technologies and services related to ECP. As a result, we must make significant investments in research and development, manufacturing and sales and marketing. If we are unable to continue to develop and sell innovative new ECP systems with attractive margins or if other companies develop competing products that do not infringe upon our intellectual property rights, our ability to maintain a competitive advantage could be negatively affected and our financial condition and operating results could be materially adversely affected. Our financial condition and operating results depend substantially on our ability to continually improve ECP and to maintain therapeutic and functional advantages. There can be no assurance that we will be able to continue to provide products and services that compete effectively.

Our partnership and distribution arrangements limit our ability to operate in certain geographic markets which may limit our future growth.

We are party to a number of commercial and license agreements with third parties that require us to sell our products exclusively to a distributor of our products in certain geographic markets, which may limit our future growth.

We rely on third parties for important aspects of our commercialization infrastructure for ECP and related services and failure of these third parties to fulfill these functions would disrupt our business.

We have entered into agreements with third-party providers to manufacture various components of our drug-device system. Our third-party providers may not be able to manufacture and ship those components without interruption, or may not comply with their other contractual obligations to us. Any failure of any of those third-party providers to fully and timely perform their obligations may result in an interruption in the supply of ECP and related products and services in the affected geographic area. Also, we may not have adequate remedies for any breach of our agreements with such third-party providers. Furthermore, if any of our third-party distributors ceases doing business with us or materially reduces the amount of services they perform for us, and we cannot enter into agreements with replacement service providers on commercially reasonable terms, we might not be able to effectively manufacture and distribute our products to all geographic locations we currently serve.

DESCRIPTION OF THERAKOS’ BUSINESS

Founded in 1986, Therakos is focused on providing innovative immunotherapy treatment platforms that harness the power of each individual patient’s immune system to fight disease. Therakos is the global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”). Therakos provides the only integrated ECP system in the world. ECP involves drawing a portion of blood from the patient, separating white blood cells from plasma and red blood cells, which are returned to the patient, and treating the white blood cells. The white blood cells are mixed with a drug and then exposed to a specific dose of UVA light, which activates the drug and treats the targeted cells. The treated white blood cells are immediately re-administered back into the patient. ECP is approved by the FDA for use in the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma (“CTCL”) that is unresponsive to other forms of treatment. Healthcare professionals also use ECP to treat several serious diseases that arise from immune system imbalances.

In addition to the approved indication to treat CTCL, there has been clinical evidence to support the use of ECP to treat the symptoms of other disease states, notably Graft versus Host Disease (“GvHD”). Other emerging uses include treating solid organ transplant (“SOT”) rejection, systemic sclerosis (“scleroderma”), Crohn’s Disease (“CD”), Secondary Progressive Multiple Sclerosis and Cystic Fibrosis. Therakos is undertaking clinical studies to examine the potential use of ECP in several of these disease states.

Therakos’ product suite, which is sold to hospitals, clinics, academic centers and blood banks, includes an installed system, a disposable procedural kit (a “Kit”) used for each treatment and a drug, UVADEX® (methoxsalen) Sterile Solution (“UVADEX”), as well as instrument accessories and instrument maintenance and repair services. Therakos sells two systems to administer photopheresis therapies: the Therakos UVAR XTS® Photopheresis System (“XTS”), which was introduced in 1999, and the Therakos CELLEX™ Photopheresis System (“CELLEX”), which was introduced in 2008. The Kits are used to administer treatments and are customized for each system. The Kits are terminally sterilized using ethylene oxide (“EtO”) to provide a sterile fluid path for blood and fluid flow. Therakos also sells, markets and distributes UVADEX. UVADEX was first marketed in the United States in 1999 as a photoactive substance to be used in conjunction with the Therakos photopheresis system.

Physicians typically prescribe multiple ECP treatments for patients, every one to four weeks depending on the patient’s specific condition. A total course of treatment is individualized and may last several months to well beyond a year. Each treatment requires a vial of UVADEX and a Kit, which are individually coded to be used only with Therakos’ instruments. Approximately 94% of Therakos revenues are being generated from sales of the drug and Kits.

Therakos outsources its manufacturing operations, which are principally performed by four contract manufacturing companies headquartered within the United States. XTS and CELLEX instruments and spare parts components are sourced from a fully integrated, full-service contract manufacturer that specializes in complex electro-mechanical assemblies and products. Kits for both the XTS and CELLEX Systems are manufactured by a full-service, vertically integrated contract medical device manufacturer that specializes in plastic injection molding and assembly of single-use medical devices. Once the Kits have been manufactured they are sent to a third-party service provider for EtO sterilization. The single-use vial drug used in photopheresis procedures is procured from a company that specializes in formulation, filling, sterilization, labeling and packaging.

Therakos markets and distributes its products in North America and Western Europe mainly to hospitals and clinics. Therakos uses independent third-party distributors to market its products in emerging markets such as Latin America, Eastern Europe, Asia and Australia. Over 800 Therakos’ devices are used by more than 320 hospitals in more than 25 countries.

Therakos generated total revenues of $173.7 million, operating income of $32.6 million and a net loss of $4.6 million for the year ended December 31, 2014. As of December 31, 2014, Therakos had approximately 186 employees worldwide.

Therakos’ principal executive offices are located at 10 N. High Street, West Chester, Pennsylvania 19380. Therakos’ telephone number at this location is (855) 422-9115. Therakos’ website is www.therakos.com. The information and other content contained on Therakos’ website is not incorporated by reference in this offering memorandum. You should not consider information and other content contained on Therakos’ website to be a part of this offering memorandum.

DESCRIPTION OF TARGET

TGG Medical Solutions, Inc., a Delaware corporation, was incorporated on October 5, 2012 for the sole purpose of acquiring the Therakos business from an affiliate of Johnson & Johnson. Target is wholly owned by TGG Medical Holdings, LLC, a Delaware limited liability company, which was also formed on October 5, 2012 and is an affiliate of The Gores Group, LLC. The principal closing for the acquisition of the Therakos business by Target occurred on December 27, 2012. Target is a holding company with no material operations other than acting as the parent company of Therakos.

Target’s principal executive offices are located at 9800 Wilshire Boulevard, c/o The Gores Group, Beverly Hills, California 90212. Target’s telephone number at this location is (310) 209-3010.